Exhibit 10.5

                            DIGITAL IMAGE ID SDN BHD
                                11, Jalan 51A/223
                          46100 Petaling Jaya, Selangor
                     Tel: (603) 79554582 Fax: (603) 79578310


August 1, 2006


Mr. Kelvin Choon-Huat Ng


Dear Mr. Ng

LETTER OF EMPLOYMENT

This letter upon your execution and return will confirm the mutual agreement of Digital Image ID Sdn Bhd ("DIID" or "the Company") to employ you as Assistant Finance Manager upon the terms and subject to the conditions set forth in this letter.

1. COMMENCEMENT DATE

Your employment contract will commence on August 1, 2006.

2.   COMPENSATION

2.1  Base Salary.

DIID shall pay you a base salary of Ringgit Malaysia Three Thousand Six Hundred (RM3,600.00) per month (the "Base Salary"). The amount of the Base Salary may be increased at any time and from time to time by the Board of Directors of DIID.

2.2  Additional Benefits

In addition to the Base Salary, you shall be entitled to health insurance and such other benefits as may be provided by the Company to all its employees. You shall be entitled to 20 days annual leave per annum.

2.3  Stock Options

For services rendered to our parent company, Secured Digital Applications Inc., United States of America ("SDA") you will be entitled to receive stock options to purchase the common stock of SDA at an exercise price to be determined by the Board of Directors of SDA. The stock options may be awarded to you at any time and from time to time by the Board of Directors of SDA.



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3. SCOPE OF DUTIES

You shall have such duties as may be assigned to you from time to time by DIID's Board of Directors. Such duties shall be exercised subject to the control and supervision of the Board of Directors of DIID. You shall report directly to the Chief Accounting Officer and shall be responsible for:

     - Handling full set of accounts and consolidation of the Group's quarterly financial statements.

     - Preparing relevant schedules and worksheets to support the Group's monthly, quarterly and annual financial reports.

     - Preparing management reports and highlighting weaknesses in the Group's internal control procedures.

     -    Liaise with the Company's auditors and tax consultants; and

     -    Perform  all  duties,   functions   and   responsibilities   generally
          associated with such a position.

4. TRADE SECRETS AND NON-COMPETITION

4.1  Trade Secrets.

You shall not during the term of your employment and for three years after the termination of your employment, disclose to any person, firm or corporation any information concerning the business affairs, the trade secrets or the customer lists or similar information of DIID. Any technique, method, process or technology used by DIID shall be considered a "trade secret" for the purposes of this Agreement.

4.2  Covenant Not to Solicit and Compete.

For so long as you are an employee of DIID and for one year thereafter (the "Non-Compete Period"), the accounts and customers of DIID will not be solicited, directly or indirectly, by you, or by any individual or company with whom you are affiliated as partner, director, founder, officer, employee, consultant, contractor or other business relationship by which you would benefit as a result of any such solicitation. In addition you shall not during the Non-Compete Period, directly or indirectly, on his own behalf, or on behalf of any other party, engage in, or assist in any way, financially or otherwise, any competitor or any party that is engaged, or which proposes to engage, in the business of DIID.

5.  TERMINATION

Your services may be terminated at any time by mutual agreement of the parties. Either party may terminate this Agreement by giving thirty days prior written notice, or pay damages equivalent to 1 month's salary in lieu of notice.


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This  Agreement  shall  automatically  terminate on the last day of the month in which you die or become permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by DIID's Board of Directors based upon a certification of such incapacity by, in the discretion of DIID's Board of Directors, a duly licensed physician agreed to by the Board of Directors, rendering you unable to perform substantially all of your duties hereunder and which appears reasonably certain
to  continue  for  at  least  three  consecutive   months  without   substantial
improvement. You shall be deemed to have become "permanently incapacitated" on the date DIID's Board of Directors notify you in writing that you are permanently incapacitated.

6.     MISCELLANEOUS

6.1   Non-Disparagement.

You shall not make, publish or republish disparaging or negative comments by any means concerning any employees, officers, directors and shareholders, including without limitation, DIID, Secured Digital Applications Inc., SDA Worldwide, China Sea Trade Company, DigitalApps Sdn Bhd, Eastern Harvest Sdn Bhd (formerly Secured Digital Applications (M) Sdn Bhd), DigitalApps Media Sdn Bhd, Secured Shipping Sdn Bhd, Perwimas Telecommunications Sdn Bhd, ISpec Sdn Bhd and its subsidiaries and/or affiliates.

You further agree that the agreement not to disparage applies to statements made anonymously or under pseudonyms or in the names of third parties.

6.2   Mergers and Acquisitions.

In case of any consolidation or merger of DIID with or into another corporation (other than a consolidation or merger in which DIID is the continuing corporation), or in case of any sale or conveyance to another corporation of the property of DIID, as substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), or any change of name or other transfer of securities of DIID resulting in a change of control (voting, management, board or otherwise) of DIID, the terms and provisions of this Agreement shall remain effective on DIID, or its legal successors, subsidiaries and affiliates.

6.3   Transfers and Assignment.

This Agreement shall not be assigned or transferred by you without the prior written consent of DIID. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, legal successors and assigns.

6.4   Modification.

This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both parties.


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6.5   Waiver.

The waiver by either party, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

6.6   Survival.

Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on both parties.

6.7   Right of Set-Off.

Upon termination of this Agreement, DIID shall have the right to set-off against the amounts due to you hereunder the amount of any outstanding loan or advance from DIID to you.

If this letter is acceptable to you, please evidence such approval by causing the enclosed copy of this letter to be signed, dated and returned to the undersigned.


Yours sincerely
DIGITAL IMAGE ID SDN BHD


/s/ Patrick Soon-Hock Lim
-------------------------
Patrick Soon-Hock Lim
Managing Director



AGREED TO AND ACCEPTED THIS 1st DAY OF AUGUST, 2006



/s/ Kelvin Choon-Huat Ng
--------------------------
Name:  Kelvin Choon-Huat Ng
Date:  August 1, 2006


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